Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

Wabtec EPS More Than Doubles In First Quarter 2006;

Company Raises 2006 EPS Guidance To About $1.60 Excluding Restructuring

WILMERDING, Pa., April 25, 2006 — Wabtec Corporation (NYSE: WAB) today announced that its first quarter 2006 earnings per diluted share more than doubled compared to the year-ago quarter, due primarily to sharply higher margins and increased sales. Wabtec also raised its 2006 EPS guidance for the full year to about $1.60 excluding expenses for possible restructuring actions that the company is currently evaluating.

“We’re off to a strong start in 2006, with our operations producing impressive margin improvements and cash generation,” said Albert J. Neupaver, Wabtec’s president and chief executive officer. “It’s clear that our efforts to improve the company’s cost structure are having a meaningful impact on our gross margin, in accordance with management’s goals. We’re also benefiting from robust demand in our freight rail markets and we expect that to continue throughout the year, as railroads continue to report traffic growth, especially in the intermodal segment. In addition to the positive market conditions, we are confident that our internal growth strategies, record multiyear backlog – which is particularly strong for our transit business – and further efforts to reduce our costs will benefit us in 2006 and beyond.”

2006 First Quarter Results

For the 2006 first quarter, Wabtec reported earnings per diluted share of 41 cents, net income of $20 million and EBITDA of $38.7 million. In the year-ago first quarter, the company had earnings per diluted share of 20 cents, net income of $9.2 million and EBITDA of $23.8 million. The improved results were due primarily to sharply higher margins and increased sales. The 2005 results included expenses of 6 cents per diluted share related to a locomotive modules contract, which is now profitable, and 2 cents per diluted share for restructuring and asset writedowns.

Sales were 9 percent higher than the year-ago quarter, mainly due to strong demand for locomotive and freight car components in both the original equipment market and the aftermarket. The company’s gross margin was 28.6 percent, compared to 23.6 percent in the prior-year quarter and 25.7 percent in the 2005 fourth quarter. The improvement resulted from a favorable product mix, the company’s efforts to lower costs through sourcing and lean manufacturing, and operational leverage from higher sales. In addition, the prior-year quarter included a loss of $4.1 million on the locomotive modules contract.

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Operating expenses as a percentage of sales were 16.2 percent, compared to 16 percent in the year-ago quarter. Selling, general and administrative expenses increased primarily due to recognition of stock option expense under FAS-123 and the costs of other stock-related compensation plans, as the company’s stock price increased during the first quarter. Interest expense, net decreased by $1.4 million, due to the company’s higher interest income during the 2006 quarter. The company’s effective tax rate was 36.2 percent in the 2006 quarter and 36.6 percent in the 2005 quarter.

During the quarter, the company increased cash by $50.1 million, a majority of which was due to prepayments on long-term contracts. At March 31, 2006, the company had cash of $191.5 million and debt of $150 million, compared to cash of $141.4 million and debt of $150 million at Dec. 31, 2005.

2006 Outlook

Based on its strong first quarter and expectations for the rest of 2006, the company raised its EPS guidance for the full year to about $1.60 excluding expenses for possible restructuring actions that the company is currently evaluating. If taken, these actions would be expected to result in significant, ongoing benefits, but they would require significant, one-time expenses, a large portion of which would be non-cash. The company is targeting a payback of less than two years on any cash restructuring expenses.

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements, such as the statements regarding the company’s expectations about future earnings. The company’s actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight rail or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

The company will conduct a conference call with analysts at 1 p.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2006	First Quarter 2005
Net sales	$262,409	$241,800
Cost of sales	(187,319)	(184,788)

Gross profit	75,090	57,012

Selling, general and administrative expenses	(33,628)	(29,012)
Engineering expenses	(8,115)	(8,670)
Amortization expense	(867)	(971)

Total operating expenses	(42,610)	(38,653)

Income from operations	32,480	18,359

Interest expense, net	(1,124)	(2,484)
Other income (expense), net	120	(1,149)

Income from continuing operations before income taxes	31,476	14,726

Income tax expense	(11,408)	(5,383)

Income from continuing operations	20,068	9,343

Discontinued operations
Loss from discontinued operations (net of tax)	(22)	(95)

Net income	$20,046	$9,248

Earnings Per Common Share
Basic
Income from continuing operations	$0.42	$0.20
Loss from discontinued operations	—	—
Net income	$0.42	$0.20

Diluted
Income from continuing operations	$0.41	$0.20
Loss from discontinued operations	—	—
Net income	$0.41	$0.20

Weighted average shares outstanding
Basic	48,091	46,259

Diluted	48,741	46,985

Sales by Segment
Freight Group	$188,351	$166,211
Transit Group	74,058	75,589

Total	$262,409	$241,800

EBITDA Reconciliation
Net income	$20,046	$9,248
Interest expense	1,124	2,484
Income tax expense	11,408	5,383
Depreciation	5,213	5,760
Amortization	867	971

EBITDA	$38,658	$23,846